Exhibit 10.1

LICENSE AGREEMENT

“Jellyfish Protective Compounds”

THIS LICENSE AGREEMENT (the “Agreement”) is made and is effective as of the last date of signature hereto (the “Effective Date” April 1, 2022) by and between Jupiter Wellness, a Florida corporation with its principal place of business at 1061 E. Indiantown Road, Suite 110, Jupiter FL 33477 and SHARK DEFENSE TECHNOLOGIES LLC, (“LICENSOR” and together with LICENSEE, the “Parties”), a New Jersey limited liability company with its principal place of business at: PO Box 2593, Oak Ridge, NJ 07438.

WHEREAS, LICENSOR owns and/or exclusively controls certain intellectual property rights in and to U.S. Provisional Patent 63312776 [EFS ID 45058668] (the “Licensor Patent”), and to the formulae required for the production of products related to jellyfish and nematocyst sting suppression (the “Product”) and together with the Licensor Patent and other related intellectual property, the (“Licensor IP”);

WHEREAS, LICENSEE desires to obtain from LICENSOR a global license to use the Licensor Patents (the “License”) and to use the jellyfish protective compounds as described in the patent literature (“Product”); and,

WHEREAS, in consideration of the mutual promises and understandings hereinafter set forth, the parties intending to be legally bound do hereby agree as follows:

1.	Grant of License. Subject to the terms and conditions of this Agreement, LICENSOR grants to LICENSEE a world-wide, perpetual and irrevocable worldwide exclusive license to use, with the right to sublicense, the Licensor IP (i) to have made, use, sell, and export products relating to LICENSOR IP (the “License”). The License is granted on the Effective Date and will remain in effect in perpetuity except in cases of breach of as provided herein.

2.	Intellectual Property Ownership. LICENSOR acknowledges that LICENSEE intends to incorporate the Product into some or all of its product formulas for jellyfish protective products (the “Final Formulas”) and that LICENSEE’s brand, the Final Formulas and all associated and derivative intellectual property and commercially sensitive information is solely owned by LICENSEE. LICENSOR further acknowledges that it has no ownership interest, encumbrance, lien or title in LICENSEE’s brands, the Final Formulas, LICENSEE’s trade dress, its customer lists and/or any other intellectual property or proprietary information associated with the Final Formulas.

3.	Exclusivity. LICENSEE will have exclusive worldwide rights to the Product, assuming gross sales revenue in aggregate exceeds $50,000 USD per annum.

4.	Royalty. LICENSEE will provide the LICENSOR a 6% royalty on net sales, payable in agreed upon increments but not to exceed a quarterly installment. This payment will remain in place as long as the Licensor IP is not assigned a “WITHDRAWN”, “ABANDONDED”, or “LAPSED” status by the US Patent and Trademark office. LICENSOR will pursue the filing of the full utility patent application before February 22, 2023. If a full US patent is not granted the terms of this license will be re-negotiated.

5.	Future Collaboration. LICENSOR and LICENSEE will collaborate in the future to develop and refine additional solutions for jellyfish protection.

6.	Derivative or Future Products. All derivatives of Product shall be included in the terms of this Agreement. In the event of the development of a new “recipe/formula” of the Product which demonstrates a material improvement over existing Product, LICENSOR will notify LICENSEE within 10 days and the improved formula will be immediately available for purchase by LICENSEE at a cost to be determined by LICENSEE and LICENSOR.

7.	Publicity; Filming Rights. LICENSEE may use LICENSOR name for marketing and publicity purposes with written permission from LICENSOR which will not be unreasonably withheld. LICENSOR will make available to LICENSEE all of the LICENSOR’S relevant jellyfish research and testing results to aid LICENSEE in establishing credibility of PRODUCT. LICENSEE reserves the right to use any information therein for marketing and/or product claim purposes.

8.	Third-Party Infringement. LICENSOR and LICENSEE agree that either Party shall notify the other within ten business days upon discovery of a potentially infringing Product that is being manufactured, sold, or otherwise disclosed by a third party. After receiving a quotation for legal expenses and after mutual agreement to assume the legal costs, the LICENSOR and LICENSEE agree to litigate on an equal basis so that both the LICENSOR and LICENSEE are responsible to pay for one-half of the legal costs and litigation expenses and receive one-half of any recovery. LICENSEE shall have the right to litigate in LICENSOR’S name at LICENSEEE’S sole expense if LICENSOR elects not to participate in legal proceedings against the third-party. LICENSOR and LICENSEE further acknowledge that it may be in both Parties interest to settle litigation by issuing non-exclusive rights to the challenging entity.

9.	No Partnership or Joint Venture. This Agreement is not intended to be a partnership, joint venture, agency, or franchise relationship between the parties, and shall not be construed so as to permit LICENSEE to bind LICENSOR to any agreement or to act on behalf of LICENSOR in any way whatsoever.

10.	Assignment. Neither Party may assign or transfer any rights or obligations under this Agreement without the prior written consent of the other Party. The prohibition contained in this Section shall not apply to a transfer by operation of law or assignment by a Party of this Agreement upon a “Change in Control” of that Party. A “Change in Control” means the sale or transfer of all or substantially all of the assets or all of the issued and outstanding voting stock of a Party, a merger or consolidation of a Party with a third party by which the third party has acquired, directly or indirectly, substantially all of a Party’s business, or the sale or transfer by a Party or its shareholders of a controlling equity interest in that Party. A Party as to which a Change in Control has occurred shall give the other Party prompt written notice of the occurrence of any Change in Control. This Agreement will be binding upon and inure to the benefit of each of the parties and their respective assigns or successors. No unilateral assignment or transfer of obligations under this Agreement shall relieve a party from its obligations hereunder unless expressly waived and released by the other party.

11.	Termination.

a	Either Party may terminate this Agreement and the License granted hereunder if the other Party materially breaches this Agreement and such breach is not cured within sixty (60) days after written notice to the breaching party of such breach.
b	This Agreement shall also be subject to immediate termination by either Party upon the commencement of any bankruptcy or insolvency proceeding by or against the other Party.
c	Upon termination of this Agreement by either Party, the LICENSEE shall have the right to complete any sales of prior purchased inventory.
d	Notwithstanding any termination of this Agreement, any provisions that by their terms or nature must by necessity remain in force and binding shall survive such termination.
e	Upon termination of this Agreement by either Party, the LICENSEE shall return all testing data, reports, and other proprietary information about the Product.

12.	Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of New Jersey.

13.	Notice. All notices under this Agreement shall be sent via certified mail as follows:

If to LICENSOR:

Shark Defense Technologies LLC

PO Box 2593

Oak Ridge, NJ 07438

If to LICENSEE:

Jupiter Wellness

1061 E. Indiantown Road
Suite 110
Jupiter FL 33477

14.	Non-Solicitation. LICENSOR shall not contact or solicit in any way the customers, buyers, representatives or other agents of LICENSEE during the term of this Agreement or for a period of two years after expiration of the Agreement except as expressly authorized by the LICENSEE and only in the specific context of that express authorization. Any breach of this provision shall entitle the LICENSEE to seek injunctive relief in any court of equity in the State of New Jersey. This restriction does not apply to the LICENSOR’s existing customers, buyers, representatives or other agents that are already using other variants of the Product under pre-existing non-exclusive terms.

15.	Licensor Representations and Warranties.

e	LICENSOR is duly organized, validly existing, and in good standing under the laws of the state of New Jersey and has full capacity power, and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby, and no other action on the part of LICENSOR is necessary to authorize the execution and delivery of this Agreement.
f	LICENSOR is the owner of the Licensor IP.
g	LICENSEE’S use of the Licensor IP pursuant to the terms of this Agreement will not infringe any patents or third-party IP rights.
h	LICENSEE’s use, sale and distribution of the Products will not violate any law.
i	The execution, delivery and performance by LICENSOR of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of LICENSOR or (b) conflict with or result in a violation or breach of any provision of any law applicable to LICENSOR.
j	LICENSOR agrees that its corporate operating agreement provides provisions to safeguard the “recipe” for the Product in the event of the death of all of its officers. LICENSOR shall ensure that its successors are able to continue to create bulk product for the LICENSOR in accordance with this agreement.

16.	LICENSOR will provide warranty for any product considered defective, and ineffective, and will replace any defective items at no cost to LICENSEE promptly, within the time necessary to produce, test, and requalify the replacement Product..

17.	Indemnification. LICENSOR hereby agrees to defend, indemnify and hold harmless LICENSEE and its directors, officers, employees and agents from and against any claim, judgment, settlement, liability, loss, expense, or cost of any kind (including, without limitation, reasonable legal, expert witness, and accounting fees) (each, a “Claim”) arising out of or resulting from any of the following: (i) any breach of a term, condition, representation and/or warranty made by LICENSOR hereunder; (ii) any failure on the part of LICENSOR to comply with any law, rule, regulation, ordinance or safety certification required for the Product; (iii) the negligence or willful misconduct of LICENSOR or its assigns, successors, or representatives; (iv) LICENSOR’S infringement of any third-party intellectual property rights; or (v)) any theory of strict liability in tort with regard to the Product.

18.	Litigation. In the event of any controversy, claim or dispute between the parties arising out of or relating to this Agreement or the breach of this Agreement, the “prevailing party”, as that term is construed by New Jersey law, shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for attorney’s fees and related costs, which shall be determined by the court in that litigation or in a separate action brought for that purpose.

19.	Entire Agreement. This Agreement contains the entire agreement between the parties. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect. Any amendment to this Agreement shall be ineffective unless it is in writing and signed by both parties. If any term, provision, covenant or condition of the agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of the agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

20.	Severability and Independence of Provisions. If any provision of this Agreement is held invalid or unenforceable, that provision shall be construed, limited, modified or, if necessary, severed, to the extent necessary to eliminate its invalidity or unenforceability, and the other provisions of this Agreement shall remain unaffected.

21.	Waiver. No waiver of a right under this Agreement shall be effective unless done in writing. No waiver of any right arising from any breach or failure to perform shall be a waiver of any present or future rights under this Agreement.

22.	Counterparts. This Agreement may be signed by the parties in one or more counterparts, each of which shall be deemed to be an original, but which when taken together shall constitute one single agreement binding on all the parties and their executors and or assigns.

IN WITNESS WHEREOF:

LICENSOR:

Shark Defense Technologies, LLC

Title	CEO

Date	4/1/2022

LICENSEE:

Jupiter Wellness

Title	CEO

Date	4/1/2022

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